Exhibit 5.3

Mallinckrodt International Finance S.A.	Allen & Overy
42-44, avenue de la Gare	société en commandite simple, inscrite au
L-1610 Luxembourg	barreau de Luxembourg
Grand Duchy of Luxembourg	33 avenue J.F. Kennedy L-1855 Luxembourg Boîte postale 5017 L-1050 Luxembourg

	Tel	+352 4444 55 1
	Fax	+352 4444 55 222
marc.feider@allenovery.com

Our ref	0107861-0000002 LU:7006667.6

Luxembourg, 16 January 2014

Mallinckrodt International Finance S.A. (incorporated with limited liability under the laws of the Grand Duchy of Luxembourg)

Dear Sirs,

1.	We have acted as special legal advisers in the Grand Duchy of Luxembourg (Luxembourg) to Mallinckrodt International Finance S.A., a Luxembourg public limited liability company (société anonyme) having its registered office at 42-44, avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies Register under the number B 172865 (the Company).

This legal opinion is issued in connection with the Company’s filing with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the Registration Statement), including a prospectus with respect to the registration of an offer to exchange (the Exchange Offer) (i) USD 300,000,000 aggregate principal amount of outstanding 3.500% senior notes due 2018 (the Outstanding 2018 Notes) and (ii) USD 600,000,000 aggregate principal amount of outstanding 4.750% senior notes due 2023 (the Outstanding 2023 Notes), each of which were issued in a private placement, for an equal principal amount of 3.500% senior notes due 2018 (the Registered 2018 Notes) and 4.750% senior notes due 2023 (the Registered 2023 Notes, together with the Outstanding 2018 Notes, the Outstanding 2023 Notes and the Registered 2018 Notes, the Notes), respectively, fully and unconditionally guaranteed on an unsecured and unsubordinated basis by Mallinckrodt plc.

2.	We have examined, in addition to any other materials necessary and appropriate for us to render this legal opinion, copies of the documents listed below:

2.1	a copy of the restated articles of association (statuts coordonnés) of the Company (the Articles) as at 24 September 2013;

2.2	an electronic copy of a negative certificate (certificat négatif) issued by the Luxembourg trade and companies register (Registre de commerce et des sociétés, Luxembourg) (the Register) in respect of the Company dated 16 January 2014 stating that on the day immediately prior to the date of issuance of the negative certificate, there were no records at the Register of any court order regarding, amongst others, a (i) bankruptcy adjudication against the Company, (ii) reprieve from payment (sursis de paiement), (iii) controlled management (gestion contrôlée) or (iv) composition with creditors (concordat préventif de faillite) (the Certificate);

*	This document is signed on behalf of Allen & Overy, a société en commandite simple, registered on list V of the Luxembourg bar. The individual signing this document is a qualified lawyer representing this entity.

Allen & Overy, société en commandite simple, is an affiliated office of Allen & Overy LLP. Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Athens, Bangkok, Beijing, Belfast, Bratislava, Brussels, Bucharest (associated office), Budapest, Casablanca, Doha, Dubai, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Istanbul, Jakarta (associated office), London, Luxembourg, Madrid, Mannheim, Milan, Moscow, Munich, New York, Paris, Perth, Prague, Riyadh (associated office), Rome, São Paulo, Shanghai, Singapore, Sydney, Tokyo, Warsaw and Washington, D.C., Yangon.

2.3	an excerpt of the Register pertaining to the Company dated 16 January 2014;

2.4	a scanned copy received by e-mail of the resolutions of the board of directors of the Company dated 14 January 2014 whereby the board of directors approved inter alia the issuance of the Notes, the Exchange Offer, the Registration Statement and matters incidental thereto (the Resolutions);

2.5	a scanned copy received by e-mail of the executed Base Indenture dated 11 April 2013 entered into between the Company, Covidien International Finance S.A. and Deutsche Bank Trust Company Americas (the Base Indenture), as amended from time to time and for the last time by the supplemental indenture dated 28 June 2013 (the Supplemental Indenture, together with the Base Indenture, the Indenture); and

2.6	a scanned copy received by email of the executed Registration Statement dated 16 January 2014.

Terms defined in the Registration Statement and used herein, but not otherwise defined herein, have the meanings ascribed thereto in the Registration Statement. The Registration Statement and the Indenture will hereinafter be referred to as the Opinion Documents.

The term “Opinion Documents” includes, for the purposes of paragraphs 3. to 5. below, any document in connection therewith.

3.	ASSUMPTIONS

In giving this legal opinion, we have assumed with your consent, and we have not verified independently:

3.1	the genuineness of all signatures, stamps and seals, the completeness and conformity to the originals of all the documents submitted to us as certified, photostatic, faxed, scanned or e-mailed copies or specimens and the authenticity of the originals of such documents and that the individuals purported to have signed, have in fact signed (and had the general legal capacity to sign) these documents;

3.2	that all factual matters and statements relied upon or assumed herein were, are and will be (as the case may be) true, complete and accurate on the date of execution of the Opinion Documents and the issue of the Notes;

3.3	that the place of the central administration (siège de l’administration centrale), the principal place of business (principal établissement) and the centre of main interests (as referred to in Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings, as amended (the EU Insolvency Regulation)) of the Company are located at the place of its registered office (siège statutaire) in Luxembourg and that the Company has no establishment (as such term is defined in the EU Insolvency Regulation) outside Luxembourg;

3.4	that no steps have been taken pursuant to any insolvency, bankruptcy, liquidation or equivalent or analogous proceedings to appoint an administrator, bankruptcy receiver, insolvency officer or liquidator over the Company or its assets and that no voluntary or judicial winding-up or liquidation of the Company has been resolved or become effective at the date hereof. In respect of the Company, we refer to the Certificate;

3.5	that the Indenture was in fact signed by John E. Einwalter and Michelangelo Stefani in their capacity as then members of the board of directors of the Company and that the Registration Statement has been signed by John E. Einwalter in his capacity as a member of the board of directors of the Company;

3.6

that the Resolutions are in full force and effect, have not been amended or rescinded since the date referred to in paragraph 2.4 above, either in whole or in part, and accurately record the resolutions passed by the board of directors of the Company and that the Resolutions will materially benefit the Company and have been taken in the best interest, and for the corporate benefit of, the Company; and

3.7	that the Articles have not been amended or revoked since the date referred to in paragraph 2.1 above.

4.	OPINION

Based upon, and subject to, the assumptions made above and the qualifications set out below, we are of the opinion that, under the laws of Luxembourg in effect, and as construed and applied by the Luxembourg courts and as reflected in published Luxembourg court decisions, on the date hereof:

4.1	Status

The Company is a public limited liability company (société anonyme) formed for an unlimited duration and legally existing under the laws of Luxembourg.

4.2	Power, authority and authorisation

The Company has the corporate power and authority to enter into and perform obligations under the Notes and has taken all necessary corporate actions to authorise the execution of the Opinion Documents and the issuance of the Notes.

The Opinion Documents have been duly executed on behalf of the Company.

The Notes have been duly authorized and all the necessary authorizations and approvals of government authorities in Luxembourg (if any) have been duly obtained for the issuance by the Company of the Notes.

4.3	Non-conflict

The execution, delivery and performance by the Company of the Opinion Documents, and the compliance by the Company with the terms of the Opinion Documents, do not violate the Articles or any applicable law of Luxembourg relating to public limited liability companies generally.

5.	QUALIFICATIONS

The above opinions are subject to the following qualifications:

5.1	The legal validity, performance and enforceability of, and the rights and obligations of the parties under, the Opinion Documents are subject to, and may be affected or limited by, the provisions of any applicable bankruptcy (faillite), insolvency, liquidation, reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), composition with creditors (concordat préventif de faillite), reorganisation proceedings or similar Luxembourg or foreign law proceedings or regimes affecting the rights of creditors generally.

5.2	We express no tax opinion whatsoever in respect of the Company or the tax consequences of the transactions contemplated by the Opinion Documents and the Notes.

5.3	A search at Register is not capable of conclusively revealing whether a (and the Certificate does not constitute conclusive evidence that no) winding-up resolution or petition, or an order adjudicating or declaring a, or a petition or filing for, bankruptcy or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), composition with creditors (concordat préventif de faillite) or judicial liquidation (liquidation judiciaire) or similar action has been adopted or made.

5.4	The corporate documents of, and relevant court orders affecting, a Luxembourg company (including, but not limited to, the notice of a winding-up order or resolution, notice of the appointment of a receiver or similar officer) may not be held at the Register immediately and there is generally a delay in the relevant document appearing on the files regarding the company concerned. Furthermore, it cannot be ruled out that the required filing of documents has not occurred or that documents filed with the Register may have been mislaid or lost. In accordance with Luxembourg company law, changes or amendments to corporate documents to be filed at the Register will be effective (opposable) vis-à-vis third parties only as of the day of their publication in the Official Gazette unless the company proves that the relevant third parties had prior knowledge thereof.

6.	This legal opinion is as of this date and we undertake no obligation to update it or advise of changes hereafter occurring. We express no opinion as to any matters other than those expressly set forth herein, and no opinion is, or may be, implied or inferred herefrom. We express no opinion on any economic, financial or statistical information (including formulas determining payments to be made) contained in the Opinion Documents and the Notes (or any document in connection therewith).

7.	This legal opinion is given on the express basis, accepted by each Addressee, that this legal opinion and all rights, obligations or liability in relation to it are governed by, and shall be construed in accordance with, Luxembourg law and that any action or claim in relation to it can be brought exclusively before the courts of Luxembourg.

8.	Any Addressee accepts, that, to the fullest extent permitted by law and regulation (and except in the case of wilful misconduct or fraud) there is in respect of this legal opinion no assumption of personal duty of care by, and such person will not bring any claim against, any individual who is a partner of, member of, employee of or consultant to Allen & Overy, société en commandite simple, Allen & Overy LLP or any other member of the group of Allen & Overy undertakings and that such person will instead confine any claim to Allen & Overy, société en commandite simple, Allen & Overy LLP or any other member of the group of Allen & Overy undertakings (and for this purpose “claim” means (save only where law and regulation applies otherwise) any claim, whether in contract, tort (including negligence), for breach of statutory duty, or otherwise).

Luxembourg legal concepts are expressed in English terms and not in their original French or German terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. It should be noted that there are always irreconcilable differences between languages making it impossible to guarantee a totally accurate translation or interpretation. In particular, there are always some legal concepts which exist in one jurisdiction and not in another, and in those cases it is bound to be difficult to provide a completely satisfactory translation or interpretation because the vocabulary is missing from the language. We accept no responsibility for omissions or inaccuracies to the extent that they are attributable to such factors.

This legal opinion is addressed to you in connection with the offering of the Notes. For the purpose of the opinion to be addressed to you by the law firm of Wachtell, Lipton, Rosen & Katz, this opinion may be relied upon by them as if it were addressed to them. We consent to the filing of this opinion as an exhibit to the Registration Statement.

Subject to the foregoing, this opinion may be included as exhibit 5.3 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus included as part of the Registration Statement.

Yours faithfully,

Allen & Overy

/s/ Marc Feider
Marc Feider*
Avocat à la Cour
Partner

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